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CHEETAH NET SUPPLY CHAIN SERVICE INC.
(Name of Registrant as Specified In Its Charter)
TAKEOVER TIME 2026 LLC
NATASHA YURYEVNA OVSEPYAN
JOURDAN PIERCE MATTHEWS
WALTER FRANKLIN HARRIS
CAROL GRIMES
YAN QIN
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CTNT RESPONDED — AND TAKEOVER TIME SAYS THE RESPONSE ITSELF REINFORCES THE CASE FOR CHANGE
CTNT Tells Stockholders About Transparency, Accountability, Independent Oversight and Stockholder Choice — While Leaving the Central Questions About Its Own Record Unanswered

KIRKLAND, Wash. — October 16, 2026 — Takeover Time 2026 LLC today responded to the October 15, 2026 statement issued by Cheetah Net Supply Chain Service Inc. (NASDAQ: CTNT) concerning Takeover Time's proposed consent solicitation to replace the Company's Board of Directors.

CTNT's response emphasizes “stockholder value,” “effective internal controls,” “disciplined capital allocation,” “independent oversight” and the importance of allowing stockholders to evaluate competing director candidates.

Takeover Time agrees that all of those things matter.

But Takeover Time believes CTNT's response itself demonstrates one of the principal reasons the incumbent Board should be subjected to close stockholder scrutiny: specific questions about the Board's actual decisions were met largely with general statements about corporate-governance principles rather than direct answers to the issues raised.

Natasha Yuryevna Ovsepyan, Managing Member of Takeover Time 2026 LLC and one of its proposed director nominees, said:

“If anything, CTNT's response reinforces why we believe change is necessary.

We did not ask the Board to explain what good corporate governance means. We asked what this Board actually did.

We asked about tens of millions of dollars in third-party loans. We asked about unsecured lending. We asked about ineffective controls. We asked who approved the October Class B transaction. We asked why fifteen-vote shares were used. We asked what consideration was given to the resulting 1.5 million votes. We asked about Nasdaq Rule 5635(b).

CTNT responded to our campaign, but it largely did not answer those questions.”

“If this is how the incumbent Board responds when stockholders publicly ask difficult questions during a contested solicitation, stockholders should consider what that says about the transparency and accountability they can expect if the same leadership remains in place.

A Board cannot simply avoid uncomfortable questions, point toward the challengers and call that transparency. Nor can the incumbent directors deflect scrutiny by pointing to someone else's experience or qualifications while asking stockholders to overlook their own record.

Their own experience and track record are already before stockholders. They have had the responsibility of governing CTNT. Stockholders can evaluate that record for themselves — including the Company's capital allocation, unsecured third-party lending, repeated reverse splits, disclosed ineffective controls and the October Class B transaction.

If the incumbent Board wants qualifications and experience to be part of the discussion, then that standard must apply equally to the people who have already been making the decisions.”

STOCKHOLDER VOICES MATTER NOW — WHEN THE INCUMBENT BOARD NEEDS THEM?

CTNT now says stockholders should have an opportunity to evaluate the candidates and decide how to respond to the solicitation. Takeover Time agrees completely.

But Takeover Time believes stockholders are entitled to ask why this emphasis on their voice appears so prominently now, when the incumbent directors are asking stockholders to reject a challenge to the current Board.

“Now the incumbent Board is telling stockholders how important their voices are. Good. We agree.

But where was this same concern for the stockholder franchise when decisions affecting voting power were being made?

Stockholder voice cannot become important only when management needs stockholders to reject a challenge to management.”

Takeover Time's effort to replace the Board had already been publicly disclosed before CTNT entered into the October 7 agreement to issue 100,000 additional Class B shares to Huan Liu, the Company's Chief Executive Officer, director and Chairman.

Each Class B share carries fifteen votes. The new block therefore carries 1.5 million votes.

Takeover Time does not contend from those facts alone that the transaction has been adjudicated unlawful. But the transaction raises an important governance question: if stockholder choice is so important to the incumbent Board today, why has it not directly explained the decision to issue a substantial block of high-vote shares to its Chairman and CEO after a public campaign to replace the Board was already underway?

“If the Board believes stockholders should decide who represents them, then explain what happened to the voting landscape after our campaign became public.

Explain why Class B was chosen. Explain why ordinary Class A stock was not used. Explain who approved it. Explain whether the voting consequences were calculated and discussed. Explain what the Board believed issuing another 1.5 million votes to the incumbent Chairman and CEO would mean during an active challenge to the Board's composition.

Those are the questions that matter if CTNT truly wants to talk about respecting stockholder choice.”

CTNT RESPONDED TO THE CAMPAIGN — NOT THE SUBSTANCE OF THE CAMPAIGN

Takeover Time's October 15 communication was not merely a demand to replace directors. It placed a detailed factual record before stockholders.

• substantial equity capital raising;

• repeated reverse stock splits;

• tens of millions of dollars in third-party loan and investment-related receivables;

• substantial unsecured third-party lending;

• CTNT's own disclosure that its disclosure controls and procedures were ineffective at a reasonable-assurance level as of June 30, 2026;

• concentration of executive and Board authority;

• the October Class B issuance;

• the identity and work of the committee that approved the related-party transaction;

• the use of fifteen-vote Class B shares rather than Class A shares;

• the voting consequences of that issuance; and

• CTNT's analysis under Nasdaq Rule 5635(b).

CTNT's October 15 response does not substantively address most of those issues.

“You cannot answer a detailed record by changing the subject to our qualifications.

Examine our qualifications. We welcome it.

But while you are doing that, examine the qualifications of the people who already had control of the Board by examining what they actually did with that responsibility.”

CTNT SAYS “DISCIPLINED CAPITAL ALLOCATION” — THEN EXPLAIN THE CAPITAL ALLOCATION

During the first six months of 2026, CTNT reported approximately $71.39 million of cash provided by financing activities, while approximately $68.61 million was used in investing activities.

As of June 30, 2026, CTNT reported approximately $29.95 million of loan receivables and approximately $41.11 million of receivable arising from withdrawal of an investment deposit.

Approximately $25.46 million of the June 30 loan-receivable balance was attributable to Hongkong Sanyou Petroleum Co Limited. CTNT's public filings describe numerous loans to third parties, including Hongkong Sanyou, as unsecured short-term loans.

CTNT's Form 10-Q also disclosed several 2026 loans to Hongkong Sanyou in substantial principal amounts, including $9 million, $5 million, $4 million and another $4 million, generally bearing interest at 5% with stated maturity terms.

“CTNT now wants to talk about disciplined capital allocation. Then explain the discipline.

Investors supplied this Company with substantial amounts of equity capital. The Company's own filings then show substantial corporate liquidity deployed into third-party lending, including millions of dollars through unsecured loans.

Why were the loans unsecured? Who approved them? What diligence was performed? What protections were obtained? What alternatives were considered? What did the Board believe stockholders were getting in exchange for accepting those risks?”

Takeover Time's position is not that lending money itself establishes wrongdoing. The issue is stewardship. If the incumbent Board wants to campaign on “disciplined capital allocation,” stockholders are entitled to examine how the Board actually allocated the capital investors supplied.

CTNT SAYS “EFFECTIVE INTERNAL CONTROLS” — ITS OWN DISCLOSURE SAID OTHERWISE

CTNT's response says stockholders deserve effective internal controls. Takeover Time agrees.

Yet CTNT's Form 10-Q for the quarter ended June 30, 2026 stated that management determined the Company's disclosure controls and procedures were ineffective at a reasonable-assurance level as of June 30, 2026.

“Saying today that stockholders deserve effective controls does not answer the Company's own disclosure that its controls were ineffective.

What specifically did the Board do about that problem? What remediation was implemented? What oversight occurred? What changed?”

CTNT SAYS “INDEPENDENT OVERSIGHT” — THEN IDENTIFY THE INDEPENDENT OVERSIGHT

The October Class B purchase agreement states that CTNT's Board, acting through a committee of disinterested directors, reviewed and approved the transaction as a related-party transaction.

The publicly filed agreement does not identify those committee members by name.

“CTNT invokes independent oversight. Then show stockholders the oversight.

Who was on the committee? What documents did they receive? What alternatives were analyzed? Was there a meeting or written consent? What advice did they receive? Did they discuss our already-public effort to replace their Board? Did they discuss the voting effect of issuing another 1.5 million votes to the incumbent Chairman and CEO?

Those are questions about independent oversight. Saying the words ‘independent oversight’ is not an answer.”

IF THE COMPANY NEEDED $330,000, WHY FIFTEEN-VOTE CLASS B STOCK?

Takeover Time has not contended that CTNT could not have had a legitimate need for additional capital. The question is why that particular financing needed to involve 100,000 Class B shares carrying fifteen votes each.

CTNT had repeatedly demonstrated an ability to raise capital through Class A shares. Takeover Time therefore asks:

• Why Class B?

• Why not Class A?

• Why not another financing instrument without the same voting effect?

• What corporate objective required adding 1.5 million votes as part of a $330,000 capital raise?

CTNT's October 15 response does not answer those questions.

WHAT WAS CTNT'S NASDAQ RULE 5635(b) ANALYSIS?

Takeover Time's October 15 communication expressly raised Nasdaq Listing Rule 5635(b), which addresses issuances that result in a change of control.

Takeover Time has not represented that Nasdaq has determined CTNT violated the rule. It asked what analysis CTNT actually performed, including whether the voting consequences were considered, whether Nasdaq was consulted, whether an interpretation was sought, and whether stockholder approval was considered.

CTNT's October 15 response does not answer that issue.

QUALIFICATIONS? ABSOLUTELY. LET'S EXAMINE EVERYONE'S.

CTNT says stockholders should evaluate the qualifications, independence, experience and proposed priorities of Takeover Time's proposed nominees. Takeover Time welcomes that examination.

“Scrutinize us. Read our backgrounds. Ask questions. Challenge our plans.

But qualifications do not apply only to people challenging the incumbents.

The incumbent directors have something our nominees do not yet have: an actual record governing CTNT.

That record should be examined just as closely as anything on our résumés.”

Takeover Time believes stockholders should consider the incumbent Board's record involving capital raising, repeated reverse stock splits, substantial unsecured third-party lending, ineffective disclosure controls reported by management, and the October high-vote Class B transaction when deciding whether those directors should continue representing them.

“Experience on paper is one thing. Stewardship is another.

The question is not what the incumbent Board says it values now. The question is what its stewardship has produced for stockholders.”

GENERALIZED WARNINGS ARE NOT ANSWERS

CTNT says it is reviewing how replacing its directors could affect management oversight, contractual commitments, financing arrangements and strategic initiatives.

Takeover Time believes stockholders should receive specifics. Its nominees have stated that they are not making binding advance commitments to cancel securities, terminate contracts, remove executives, commence litigation or take predetermined corporate actions before reviewing the facts and satisfying their fiduciary obligations.

“If CTNT believes replacing this Board would jeopardize a particular contract, financing arrangement or strategic initiative, identify it. Explain the risk. Give stockholders the facts.

Do not substitute generalized warnings for specific information.”

THE QUESTIONS ARE STILL THERE

After CTNT's response, Takeover Time believes the central questions remain:

1. Why was so much corporate capital deployed into unsecured third-party lending?

2. What diligence and protections supported those loans?

3. What did the Board do about CTNT's ineffective disclosure controls?

4. Who specifically served on the committee that approved the October Class B transaction?

5. Why was fifteen-vote Class B stock necessary?

6. Was the voting effect discussed?

7. Was the ongoing Board challenge discussed?

8. What was CTNT's Nasdaq Rule 5635(b) analysis?

9. Why did CTNT's response discuss broad governance principles without directly answering these questions about its actual record?

“We asked about the loans. We asked about the controls. We asked about the Class B shares. We asked about the committee. We asked about the votes. We asked about Nasdaq.

Those questions did not disappear because CTNT issued a press release.”

THE OCTOBER CLASS B TRANSACTION IS ALSO BEFORE THE DELAWARE COURT OF CHANCERY

The governance questions surrounding the October Class B transaction are not being presented to stockholders as though they have already been adjudicated. Natasha Yuryevna Ovsepyan has commenced litigation in the Delaware Court of Chancery concerning the October Class B transaction and related conduct during the Board-composition effort, C.A. No. 2026-1355-NAC.

The claims concerning the transaction's timing, purpose, approval process and effect on stockholder voting remain allegations in pending litigation. CTNT and Huan Liu may dispute those allegations. No merits determination has been entered, and Takeover Time is not representing that the Court of Chancery has determined that the October issuance was unlawful, invalid, inequitable or intended to interfere with stockholder voting.

Ovsepyan has also commenced a separate summary proceeding under Section 220 of the Delaware General Corporation Law, C.A. No. 2026-1358-DH, concerning remaining stockholder-identification records requested for purposes including communication with CTNT stockholders regarding Board composition. That proceeding is separate from the Class B litigation.

Takeover Time believes the appropriate roles are distinct: the Delaware Court of Chancery will decide the legal issues properly presented to it; the SEC's federal proxy rules govern the solicitation communications; Nasdaq may address compliance with its listing rules; and CTNT stockholders will ultimately decide whether the incumbent Board's record earns their continued confidence.

“We are not asking stockholders to prejudge the Delaware litigation, and we are not suggesting that the SEC has endorsed either side of this solicitation. We are asking stockholders to read the public record, consider the unanswered governance questions, and make their own decision about who should represent them.”

THE RECORD, NOT THE RHETORIC

Takeover Time believes CTNT's stockholders should ultimately compare what the incumbent Board now says with what the Company's own record shows.

“CTNT responded to a detailed factual critique with a statement about what good corporate governance is supposed to look like.

Now stockholders should decide whether the actual record matches the rhetoric.

Read their filings. Read ours. Look at the numbers. Look at the chronology. Follow the capital. Examine what happened to voting power. Ask the questions neither side should be afraid to answer.

Then decide who you want representing you in the boardroom.”

Takeover Time welcomes CTNT's announcement that it intends to file a preliminary consent revocation statement. Stockholders should read it. They should read Takeover Time's filings. They should evaluate the qualifications and interests of both challengers and incumbents. Takeover Time believes the ultimate decision concerning who should represent stockholders in CTNT's boardroom should belong to the stockholders.

IMPORTANT INFORMATION REGARDING THE CONSENT SOLICITATION

THIS COMMUNICATION CONSTITUTES SOLICITING MATERIAL IN CONNECTION WITH TAKEOVER TIME 2026 LLC'S PROPOSED CONSENT SOLICITATION. NO FORM OF CONSENT IS BEING FURNISHED OR REQUESTED THROUGH THIS COMMUNICATION.

Takeover Time 2026 LLC, Natasha Yuryevna Ovsepyan, Jourdan Pierce Matthews, Walter Franklin Harris, Carol Grimes and Yan Qin are participants in the proposed solicitation of written consents from stockholders of Cheetah Net Supply Chain Service Inc.

Information concerning the participants and their respective direct and indirect interests, including security holdings and other interests, is contained in Takeover Time 2026 LLC's Revised Preliminary Consent Solicitation Statement filed with the U.S. Securities and Exchange Commission on October 8, 2026, SEC Accession No. 0002107788-26-000012, including the sections entitled “Participants in the Solicitation” and “Securities Transactions of Participants,” together with any amendments or supplements thereto.

STOCKHOLDERS ARE URGED TO READ TAKEOVER TIME'S PRELIMINARY CONSENT-SOLICITATION MATERIALS, THE DEFINITIVE CONSENT SOLICITATION STATEMENT WHEN IT BECOMES AVAILABLE, AND ALL AMENDMENTS AND SUPPLEMENTS BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.

Stockholders may obtain Takeover Time's filed solicitation materials and other documents filed with the SEC free of charge through the SEC's EDGAR system at SEC.gov.

NO WRITTEN CONSENT IS BEING REQUESTED THROUGH THIS COMMUNICATION. STOCKHOLDERS SHOULD NOT EXECUTE OR RETURN A WRITTEN CONSENT UNLESS AND UNTIL DEFINITIVE CONSENT-SOLICITATION MATERIALS ARE FURNISHED IN ACCORDANCE WITH THE FEDERAL PROXY RULES.

The filing of this communication with the Securities and Exchange Commission does not mean that the SEC has approved or disapproved the merits of Takeover Time's solicitation or the statements contained in this communication.

Contact:

Takeover Time 2026 LLC

Natasha Yuryevna Ovsepyan

realestate.natashao@gmail.com

206-412-0554